SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            TRIGON HEALTHCARE, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                     [LOGO]



                            TRIGON HEALTHCARE, INC.

                            2015 STAPLES MILL ROAD
                           RICHMOND, VIRGINIA 23230


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 28, 1999

TO THE HOLDERS OF TRIGON HEALTHCARE, INC. CLASS A COMMON STOCK:

     The annual meeting of shareholders of Trigon Healthcare, Inc. (the "Company") will be held at the Company's headquarters, 2015 Staples Mill Road, Richmond, Virginia, on Wednesday, April 28, 1999, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

    1. To elect five directors to three-year terms and one director to a one-year term on the Company's Board of Directors;

    2. To ratify the selection of KPMG LLP as the independent auditors for the Company for 1999; and

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only holders of record of shares of Class A Common Stock at the close of business on March 12, 1999, will be entitled to vote at the meeting and any adjournments or postponements thereof.

     Whether or not you plan to attend the meeting, please either (i) fill in, date, sign and return the enclosed proxy card promptly in the enclosed envelope or (ii) enter your vote by telephone in accordance with the instructions on the enclosed proxy card.

     You are cordially invited to attend the meeting.

                                    By Order of the Board of Directors

                                    /s/ J. CHRISTOPHER WILTSHIRE
                                       ---------------------------------
                                    J. Christopher Wiltshire, Secretary

Richmond, Virginia
March 29, 1999

                                PROXY STATEMENT

                            Trigon Healthcare, Inc.
                            2015 Staples Mill Road
                           Richmond, Virginia 23230

      This Proxy Statement, mailed to shareholders on or about March 29, 1999, is furnished in connection with the solicitation by Trigon Healthcare, Inc. (the "Company") of proxies in the accompanying form for use at the annual meeting of shareholders to be held on April 28, 1999, and at any adjournments or postponements thereof (the "Annual Meeting"). A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998 is being mailed to you with this Proxy Statement.

      In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, telegraph, electronic means and personal interview. The Company may also engage, at its sole cost, a proxy solicitation firm to assist in the solicitation of proxies of shareholders of record and those shareholders whose shares are held in street name by brokers, banks and other institutions.

      On March 12, 1999, the date for determining shareholders entitled to vote at the meeting, 42,300,022 shares of Class A Common Stock of the Company ("Common Stock") were outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

      Any shareholder giving a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to the Company's Secretary. A proxy, if executed and not revoked, will be voted FOR the election of the nominees for director named herein and FOR the ratification of KPMG LLP as the Company's independent auditors for 1999, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.

      Except for the election of directors, action on matters submitted to a vote of the shareholders at the meeting will be approved if a quorum is present and the votes cast in favor of the matter constitute a majority of the votes cast for or against the matter. With respect to the election of directors to three-year terms, the five nominees for three-year terms receiving the greatest number of votes cast for the election of directors for three-year terms will be elected, assuming a quorum is present at the meeting. With respect to the election of a director to a one-year term, the person nominated for a one-year term receiving the greatest number of votes cast for the election of a director to a one-year term will be elected, assuming a quorum is present at the meeting. Presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter. Votes will be tabulated by one or more inspectors of election.


                        ITEM ONE -- ELECTION OF DIRECTORS

      The Company's Board of Directors (the "Board") presently consists of 14 directors, who are divided into three classes with staggered terms. The terms of Norwood H. Davis, Jr., Robert M. Freeman, Jackie M. Ward and Stirling L. Williamson, Jr. as directors of the Company will expire at the time of the Annual Meeting. Each such director has been nominated for re-election to a three-year term at the Annual Meeting. In addition, Thomas G. Snead, Jr. has been nominated for election to a three-year term at the Annual Meeting. In order to equalize the number of directors in each class, James K. Candler, who is presently serving a three-year term expiring at the 2001 Annual Meeting, has resigned that term effective at the 1999 Annual Meeting, and has been nominated for election at the 1999 Annual Meeting to a one-year term expiring at the 2000 Annual Meeting. After the elections to the Board at the 1999 Annual Meeting, the Board will consist of 15 directors divided into three classes of five directors each.

      Although all the nominees have consented to being named as a nominee in the Proxy Statement and have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable to or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

      Information, including their business experience for the past five years, about the nominees for election as directors and about other directors of the Company whose terms of office do not expire this year, appears below. For the purposes of determining when a director was first elected to the Board, reference is made to the year when the respective director was first elected to the Board of Directors of the Company or Trigon Insurance Company (dba Trigon Blue Cross Blue Shield), formerly Blue Cross and Blue Shield of Virginia, a wholly-owned subsidiary of the Company and its principal operating subsidiary ("Trigon BCBS").


NOMINEES FOR ELECTION TO A THREE-YEAR TERM

     NORWOOD H. DAVIS, JR. joined Trigon BCBS in 1968, and was elected to the Board in 1975. Since 1989, he has served as Chairman of the Board and Chief Executive Officer of Trigon BCBS. He became Chairman of the Company in June 1995. Mr. Davis serves on the boards of First Union Corporation and Hilb, Rogal & Hamilton Co. Mr. Davis is 59.

     ROBERT M. FREEMAN was elected to the Board in 1993. He was Chairman of Signet Banking Corporation from 1990 through December 1996 and served as Chief Executive Officer of that company from April 1989 to May 1996. Mr. Freeman is 57.

     JACKIE M. WARD was elected to the Board in 1993. She is a founder and has served as Chief Executive Officer of Atlanta-based Computer Generation Incorporated since 1970. Ms. Ward serves on the boards of BankAmerica Corporation, Matria Healthcare, Inc., SCI Systems Inc., Equifax Inc. and Premiere Technologies, Inc. Ms. Ward is 60.

     STIRLING L. WILLIAMSON, JR. was elected to the Board in 1979. He has been President of S.L. Williamson Company, Inc. in Charlottesville, Virginia since 1971. Mr. Williamson is 63.

     THOMAS G. SNEAD, JR. joined Trigon BCBS in 1985. He became Senior Vice President and Chief Financial Officer in 1990 and was elected President and Chief Operating Officer in 1997. Immediately following the Annual Meeting, he will become President and Chief Executive Officer of the Company. Mr. Snead, who has not heretofore served on the Board, is 45.


NOMINEE FOR ELECTION TO A ONE-YEAR TERM

     JAMES K. CANDLER was elected to the Board in 1984. He has been President and owner of Candler Oil Company in Lynchburg since 1968. Mr. Candler serves on the boards of Central Health, Inc., One Valley Bancorp, Inc. and Virginia Petroleum Marketers and Convenience Store Association Inc. Mr. Candler is 63 and his term as a director will expire in 2000.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.


DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

     HUNTER B. ANDREWS was elected to the Board in 1997. He has been an attorney in private practice for more than five years. He was a member of the Virginia State Senate from 1964 to 1996. Mr. Andrews is 77 and his term as a director will expire in 2000.

     LENOX D. BAKER, JR., M.D. was elected to the Board in 1985. He has been a cardiac and thoracic surgeon, and has been affiliated with Mid-Atlantic Cardiothoracic Surgeons, Ltd., since 1979. He is also chief of the Division of Cardiac and Thoracic Surgery at Sentara Hospitals, and an assistant professor of surgery at the Medical College of Hampton Roads. Dr. Baker is 57 and his term as a director will expire in 2000.

     WILLIAM R. HARVEY, PH.D. was elected to the Board in 1992. He has been President of Hampton University in Hampton, Virginia, since 1978 and owner of the Pepsi-Cola Bottling Company, Houghton, Michigan since 1986. Dr. Harvey serves on the board of Newport News Shipbuilding, Inc. Dr. Harvey is 58 and his term as a director will expire in 2001.

     GARY A. JOBSON was elected to the Board in 1987. He has been a marketing and product development consultant through his company, Maritime Productions, since 1978. He serves on the board of Escape Sailboat Company. Mr. Jobson is 48 and his term as a director will expire in 2001.

     DONALD B. NOLAN, M.D. was elected to the Board in 1983. He has been a practicing neurologist in the Roanoke, Virginia area since 1971, and is currently affiliated with the Roanoke Neurological Associates and is director of the Electro-Diagnostic Laboratory at Roanoke Memorial Hospital. Dr. Nolan is 59 and his term as a director will expire in 2000.

     WILLIAM N. POWELL was elected to the Board in 1980. He has been President of Salem Tools, Inc. since 1981, and serves on the board of Mechanical Development Company, Inc. Mr. Powell is 55 and his term as a director will expire in 2001.

     J. CARSON QUARLES was elected to the Board in 1977. He has been Chairman of the Board of Friendship Manor, Inc. in Roanoke, Virginia since 1981. At the end of 1994, he retired from an eight-year term as President of the Southwestern Region of Central Fidelity Bank. Mr. Quarles is 62 and his term as a director will expire in 2001.

     R. GORDON SMITH was elected to the Board in 1995. He has been a partner with McGuire, Woods, Battle & Boothe LLP in Richmond, Virginia since 1969. Mr. Smith serves on the board of Scott & Stringfellow Financial, Inc. Mr. Smith is 60 and his term as a director will expire in 2001.

     HUBERT R. STALLARD was elected to the Board in 1997. He is President and Chief Executive Officer of Bell Atlantic-Virginia, Inc., a position he has held for more than five years. He serves on the boards of Universal Corporation and Bell Atlantic-Virginia, Inc. Mr. Stallard is 62 and his term as a director will expire in 2000.


                      BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth information about the Common Stock of the Company beneficially owned as of March 1, 1999, by (i) each of the five executive officers named in the Summary Compensation Table (the "Named Executive Officers"); (ii) each director and nominee for director of the Company; and (iii) the directors and executive officers as a group. The Company is not aware of any person who owns beneficially more than 5% of the Company's outstanding equity securities. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to securities beneficially owned.

                                                                      NUMBER OF SHARES
                                                                  BENEFICIALLY OWNED AS OF     PERCENT OF
NAME                                                                    MARCH 1, 1999            CLASS
--------------------------------------------------------------   --------------------------   -----------
NAMED EXECUTIVE OFFICERS:
Norwood H. Davis, Jr.**                                                     390,063(1)           *
Thomas G. Snead, Jr.***                                                     117,466(2)           *
James W. Copley, Jr.                                                         64,941(3)           *
Paul F. Nezi                                                                 69,909(4)           *
William P. Bracciodieta, M.D.                                                15,400(5)           *
DIRECTORS(6):
Hunter B. Andrews                                                            11,196              *
Lenox D. Baker, Jr., M.D.                                                    17,997              *
James K. Candler                                                             13,667              *
Robert M. Freeman                                                            20,282              *
William R. Harvey, Ph.D.                                                     17,081              *
Gary A. Jobson                                                               13,781              *
Donald B. Nolan, M.D.                                                        14,170              *
William N. Powell                                                            14,335(7)           *
J. Carson Quarles                                                            19,614              *
R. Gordon Smith                                                              20,358              *
Hubert R. Stallard                                                           10,658              *
Jackie M. Ward                                                               12,360              *
Stirling L. Williamson, Jr.                                                  11,200              *
All Directors and Executive Officers as a group (28 persons)              1,302,198(8)        3.08%

---------
     * Less than one percent of the Common Stock outstanding as of March 1, 1999.

** Mr. Davis is also a director of the Company.

*** Mr. Snead is also a nominee for director of the Company.

(1) Includes 200 shares owned by Mr. Davis's spouse, 266,667 shares of Company Common Stock that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 2,047 shares held in the Employee Stock Purchase Plan, 21,591 shares of restricted stock and 49,458 shares held in the Employees' Thrift Plan.

(2) Includes 98,333 shares of Company Common Stock that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 1,295 shares held in the Employee Stock Purchase Plan, 8,997 shares of restricted stock and 3,841 shares held in the Employees' Thrift Plan.

(3) Includes 55,371 shares of Company Common Stock that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 781 shares held in the Employee Stock Purchase Plan and 7,789 shares held in the Employees' Thrift Plan.

(4) Includes 53,400 shares of Company Common Stock that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 1,353 shares held in the Employee Stock Purchase Plan, 4,943 shares of restricted stock and 1,028 shares held in the Employees' Thrift Plan.

(5) Includes 10,000 shares of Company Common Stock that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 111 shares held in the Employee Stock Purchase Plan, 4,037 shares of restricted stock and 52 shares held in the Employees' Thrift Plan.

(6) Figures for each director, other than Mr. Davis, include 8,334 shares of Company Common Stock that may be acquired by each director within 60 days by the exercise of stock options granted pursuant to the 1997 Non-Employee Directors Stock Incentive Plan.

(7) Excludes 6,841 shares held by Salem Tools, Inc., of which Mr. Powell is President. Mr. Powell disclaims beneficial ownership of such shares.

(8) Excludes 6,841 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 966,754 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 14,087 shares held in the Employee Stock Purchase Plan, 64,869 shares of restricted stock and 76,746 shares held in the Employees' Thrift Plan.


CERTAIN BUSINESS RELATIONSHIPS

      R. Gordon Smith is a partner with McGuire, Woods, Battle & Boothe LLP, which serves as counsel to the Company.


                      CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

COMMITTEES OF THE BOARD

     EXECUTIVE COMMITTEE. The Executive Committee is composed of J. Carson Quarles (Chairman), Lenox D. Baker, Jr., M.D., Norwood H. Davis, Jr., Gary A. Jobson, William N. Powell, R. Gordon Smith and Jackie M. Ward. Between meetings of the Board, the Executive Committee has the full authority of the Board, except to the extent such authority is limited by the provisions of the Company's Articles of Incorporation, its Bylaws or Virginia law.

     AUDIT COMMITTEE. The Audit Committee is composed of Gary A. Jobson (Chairman), Robert M. Freeman and Stirling L. Williamson, Jr. The Audit Committee has authority to investigate the financial reporting processes and internal controls of the Company and to report thereon and make its recommendations to the Board and the Executive Committee. The Audit Committee reviews the adequacy of internal financial controls, reviews with the Company's independent auditors the annual audit plan and all reports pertaining to the Company's finances, and recommends the selection of the Company's independent auditors.

     HUMAN RESOURCES, COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE. The Human Resources, Compensation and Employee Benefits Committee is composed of Jackie
M. Ward (Chairperson), Lenox D. Baker, Jr., M.D., William R. Harvey, Ph.D., William N. Powell and Hubert R. Stallard. The Human Resources, Compensation and Employee Benefits Committee considers management proposals, makes recommendations to the Board and, where express authority is conferred by the Board, approves the compensation and benefits programs for the officers and employees of the Company and its subsidiaries.

     FINANCE AND INVESTMENT COMMITTEE. The Finance and Investment Committee is composed of William N. Powell (Chairman), Hunter B. Andrews, James K. Candler, Robert M. Freeman, R. Gordon Smith and Jackie M. Ward. The Finance and Investment Committee oversees the financial affairs and investments of the Company and its subsidiaries and periodically reports to the Board on these affairs and investments.

     NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Nominating and Corporate Governance Committee is composed of R. Gordon Smith (Chairman), Hunter B. Andrews, William R. Harvey, Ph.D., Gary A. Jobson, Donald B. Nolan, M.D. and Hubert R. Stallard. The Nominating and Corporate Governance Committee recommends to the Board those persons to be nominated for election as directors of the Company. The Committee also recommends to the Board persons to be elected as chairpersons and members of the Executive Committee and standing Board committees (except Chairman of the Audit Committee), and officers of the Company. The Committee considers nominees recommended by shareholders, whose recommendations should be submitted to it through the Corporate Secretary of the Company. The Committee may also make recommendations to the Board on corporate governance issues, such as establishing guidelines for Board and Board committee structure and composition, and setting criteria for Board membership and frequency of meetings. The Nominating and Corporate Governance Committee also reviews any actual or potential conflicts of interest involving any officer or director of the Company.

     PROVIDER POLICY COMMITTEE. The Provider Policy Committee is composed of Lenox D. Baker, Jr., M.D. (Chairman), Lawrence E. Blanchard, III, M.D. (non-director committee member), James K. Candler, Donald B. Nolan, M.D., Jethro H. Piland, Jr., M.D. (non-director committee member), James M. Wells, Jr., M.D. (non-director committee member) and Stirling L. Williamson, Jr. The Provider Policy Committee reviews management proposals and makes recommendations to the Board with respect to the Company's policies and procedures that have or will have a substantial impact upon institutional and professional providers of healthcare services.


ATTENDANCE AT MEETINGS

     During 1998, the Board of Directors of the Company held eight meetings and the Executive Committee met once. The Audit Committee of the Company met four times, the Human Resources, Compensation and Employee Benefits Committee met four times, the Finance and Investment Committee met five times, the Nominating and Corporate Governance Committee met once and the Provider Policy Committee met three times. All directors of the Company, except James K. Candler, attended at least 75% of the aggregate of all meetings of the Board and the Committees on which they served.


COMPENSATION OF DIRECTORS

     Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board or committees thereof. Directors who are not officers or employees of the Company receive a quarterly retainer of $3,500, a quarterly retainer of $250 to serve as a Committee chairperson, a fee of $1,000 for each Board meeting attended, a fee of $250 for attending a Committee meeting on a day on which a Board meeting is also held, a fee of $500 for attending a Committee meeting on a day on which a Board meeting is not held, a fee of $350 for attendance at a Board meeting held by conference call and a fee of $100 for attending other Board-related meetings. Fees paid to directors may be deferred under the Company's non-qualified deferred compensation plan and may be received in the form of Common Stock under the Directors Plan (defined below). See "Compensation of Executive Officers--Deferred Compensation."

     On April 16, 1997, the shareholders of the Company approved the 1997 Non-Employee Directors Stock Incentive Plan (the "Directors Plan"). Pursuant to the Directors Plan, each non-employee director of the Company automatically received an option to purchase 10,000 shares of the Company's Common Stock on April 16, 1997. Each non-employee director elected for the first time after April 16, 1997, automatically receives an option to purchase 10,000 shares of Company's Common Stock on the date of his or her initial election. In addition to the initial grants, each eligible director automatically receives an option to purchase 5,000 shares of the Company's Common Stock on the date of each annual meeting of Company shareholders. The exercise price for each option granted is 100% of the fair market value of the Company's Common Stock on the date of grant. Options vest in annual installments over three years, so long as the eligible director is a director of the Company on that date, or upon the retirement by the director from the Board because he or she has reached the age when he or she is no longer eligible for re-election. Exercisable options terminate on the earlier of 36 months after the termination of a director's service as a director of the Company or the tenth anniversary of the date of grant. All options become fully exercisable upon a change of control of the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Human Resources, Compensation and Employee Benefits Committee of the Board includes: Jackie M. Ward (Chairperson), Lenox D. Baker, Jr., M.D., William R. Harvey, Ph.D., William N. Powell and Hubert R. Stallard. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee. None of the Committee members is or was an officer or employee of the Company or its subsidiaries during 1998.


NOMINATIONS FOR DIRECTORS

     In accordance with the Company's Bylaws, a shareholder who is entitled to vote at an election of directors and who is interested in nominating a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such a nomination. To be timely, a shareholder's notice must be given, either by personal delivery to the Secretary or an Assistant Secretary of the Company at the principal office of the Company, or by first class United States mail, with postage prepaid, addressed to the Secretary of the Company at the principal office of the Company. Any such notice must be received (i) on or after the first day of February and before the first day of March of the year in which the meeting will be held if the meeting is to be an annual meeting and clause (ii) is not applicable, or (ii) not less than 60 days before an annual meeting, if the date of the applicable annual meeting, as prescribed in the Company's Bylaws, has been changed by more than 30 days, or (iii) not later than the close of business on the tenth day following the day on which notice of a special meeting of shareholders called for the purpose of electing directors is first given to shareholders. The contents of such notice must be as specified in the Company's Bylaws, a copy of which may be obtained by any shareholder who directs a written request for the same to the Secretary of the Company.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all officers, directors and 10% shareholders complied with such filing requirements.


                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Company or any of its subsidiaries to the Named Executive Officers for the years ended December 31, 1998, December 31, 1997 and December 31, 1996:


                                                  ANNUAL COMPENSATION
                                        ----------------------------------------
                                                                    OTHER ANNUAL
                                                                    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR   SALARY ($)(1)   BONUS($)      ($)(2)
-------------------------------- ------ --------------- ---------- -------------
Norwood H. Davis, Jr.            1998       $682,500     $819,000     $24,835
 Chairman of the Company,        1997        650,000      585,000         743
 Chairman and Chief Executive    1996        650,000            0       9,327
 Officer of Trigon BCBS

Thomas G. Snead, Jr.             1998        325,000      325,000       1,229
 President of the Company,       1997        233,958      170,542         164
 President and Chief Operating   1996        187,200            0       1,067
 Officer of Trigon BCBS

James W. Copley, Jr.             1998        190,000      425,148       2,645
 Senior Vice President           1997        181,000      308,210         119
 and Chief Investment Officer    1996        181,000            0         548

Paul F. Nezi                     1998        250,000      200,000         633
 Senior Vice President,          1997        250,000      275,000         420
 Sales and Marketing             1996         52,212       15,625           0

William P. Bracciodieta, M.D.    1998        198,670      198,333           0
 Senior Vice President and       1997             --           --          --
 Chief Medical Officer(5)        1996             --           --          --



                                        LONG TERM COMPENSATION
                                 -------------------------------------
                                          AWARDS             PAYOUTS
                                 ------------------------ ------------   ALL OTHER
                                  RESTRICTED    OPTIONS/      LTIP      COMPENSATION
NAME AND PRINCIPAL POSITION       STOCK($)(3)    SAR(#)    PAYOUTS($)      ($)(4)
-------------------------------- ------------- ---------- ------------ -------------
Norwood H. Davis, Jr.               $709,804    300,000    $       0      $ 63,133
 Chairman of the Company,                  0    250,000      233,500        33,001
 Chairman and Chief Executive              0         --            0        32,869
 Officer of Trigon BCBS

Thomas G. Snead, Jr.                 295,776     60,000            0        17,540
 President of the Company,                 0    117,500       65,753         7,654
 President and Chief Operating             0         --            0         9,491
 Officer of Trigon BCBS

James W. Copley, Jr.                       0     30,000            0        16,230
 Senior Vice President                     0     68,056            0        11,250
 and Chief Investment Officer              0         --            0         6,514

Paul F. Nezi                         162,501     30,000            0        15,750
 Senior Vice President,                    0     65,100            0       206,193
 Sales and Marketing                       0         --            0        81,170

William P. Bracciodieta, M.D.        132,716     30,000            0        34,776
 Senior Vice President and                --         --           --            --
 Chief Medical Officer(5)                 --         --           --            --

---------
(1) Includes amounts deferred under Trigon BCBS's Employees' Thrift Plan, 401(k) Restoration and nonqualified deferred compensation plans.

(2) Includes Medicare tax and related income tax gross-up paid by Trigon BCBS or any of its subsidiaries for Named Executive Officers on the present value of their vested non-qualified Supplemental Executive Retirement Plan benefit earned in 1998 in the amounts of $23,921 for Mr. Davis, $572 for Mr. Snead and $2,418 for Mr. Copley. Includes Medicare tax and related income tax gross-up paid by Trigon BCBS for Named Executive Officers with respect to employer contributions under the 401(k) non-qualified Restoration Plan for 1998 in the amounts of $914 for Mr. Davis, $269 for Mr. Snead, $227 for Mr. Copley and $245 for Mr. Nezi. Includes income tax gross-up on spousal travel paid by Trigon BCBS for 1998 in the amount of $388 for Mr. Snead and $388 for Mr. Nezi.

(3) Payout of long-term incentive awards for the three-year performance period beginning January 1, 1996 and ending December 31, 1998 was made in restricted stock to four of the Named Executive Officers. The shares were awarded at $32.875, the closing price on February 17, 1999. Mr. Davis received 21,591 shares, Mr. Snead received 8,997 shares, Mr. Nezi received 4,943 shares and Dr. Bracciodieta received 4,037 shares. Mr. Copley does not participate in the long-term incentive plan. One-third of the restricted stock will vest on February 15, 2000, one-third will vest on February 15, 2001 and one-third will vest on February 15, 2002. The Company currently has no plans to pay dividends on the restricted stock.

(4) Includes matching contributions under Trigon BCBS's Employees' Thrift Plan and 401(k) Restoration Plans for 1998 in the amounts of $45,630 for Mr. Davis, $16,839 for Mr. Snead, $14,946 for Mr. Copley, $15,750 for Mr. Nezi and $1,225 for Dr. Bracciodieta. Includes actuarial equivalent of the benefit to the executive from payment of annual premiums by Trigon BCBS in 1998 under a split dollar life insurance program in the amounts of $12,077 for Mr. Davis, $701 for Mr. Snead and $1,284 for Mr. Copley. Includes above-market interest credited for future payment on deferred compensation during 1998 in the amount of $5,426 for Mr. Davis. Includes payment to Dr. Bracciodieta of 1998 relocation expenses in the amount of $33,551.

(5) Dr. Bracciodieta was hired effective March 9, 1998. The amount shown in the annual bonus column for him includes a $35,000 signing bonus paid in March 1998.


STOCK OPTIONS

     The following table provides information concerning the granting of stock options during 1998 under the Company's 1997 Stock Incentive Plan to the Named Executive Officers.


                             OPTION GRANTS IN 1998


                                                                                          POTENTIAL REALIZABLE VALUE
                                                   % OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                                                     OPTIONS                               STOCK PRICE APPRECIATION
                                                   GRANTED TO    EXERCISE OR                 FOR OPTION TERM (2)
                                     OPTIONS      EMPLOYEES IN   BASE PRICE   EXPIRATION ----------------------------
              NAME               GRANTED (#)(1)       1998         ($/SH)        DATE        5% ($)        10% ($)
------------------------------- ---------------- -------------- ------------ ----------- ------------- --------------
Norwood H. Davis, Jr.                300,000(3)        27.2%      $ 25.50       1/3/08    $4,811,044    $12,192,130
Thomas G. Snead, Jr.                  60,000(3)         5.4%      $ 25.50       1/3/08       962,209      2,438,426
James W. Copley, Jr.                  30,000(3)         2.7%      $ 25.50       1/3/08       481,104      1,219,213
Paul F. Nezi                          30,000(3)         2.7%      $ 25.50       1/3/08       481,104      1,219,213
William P. Bracciodieta, M.D.         30,000(4)         2.7%      $ 29.50      4/30/08       556,572      1,410,462


(1) There were no stock appreciation rights granted during 1998.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3) Granted as of January 2, 1998 as part of the Company's 1997 Stock Incentive Plan. The options vest in annual installments over three years beginning January 2, 1999 so long as the optionee continues employment with the Company or one of its subsidiaries. All options are granted at 100% of the fair market value of the Company's Common Stock on the date of grant.

(4) Granted as of April 29, 1998 as part of the Company's 1997 Stock Incentive Plan. The options vest in annual installments over three years beginning April 29, 1999 so long as the optionee continues employment with the Company or one of its subsidiaries. All options are granted at 100% of the fair market value of the Company's Common Stock on the date of grant.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table provides information concerning the exercise of stock options during 1998, and unexercised stock options held as of December 31, 1998, for the Named Executive Officers.


                      AGGREGATED OPTION EXERCISES IN 1998
                          1998 YEAR-END OPTION VALUES


                                                                           NUMBER OF          VALUE OF UNEXERCISED
                                                                          UNEXERCISED             IN-THE-MONEY
                                                                           OPTIONS AT              OPTIONS AT
                                                                       DECEMBER 31, 1998      DECEMBER 31, 1998(2)
                                        SHARES
                                     ACQUIRED ON          VALUE           EXERCISABLE/            EXERCISABLE/
NAME                               EXERCISE (#)(1)     REALIZED($)       UNEXERCISABLE             UNEXERCISED
-------------------------------   -----------------   -------------   -------------------   ------------------------
Norwood H. Davis, Jr.                          --              --       83,334/466,666       $1,265,635/$6,074,990
Thomas G. Snead, Jr.                           --              --       39,167/138,333       $  594,849/$1,898,432
James W. Copley, Jr.                           --              --        22,686/75,370       $  344,544/$1,043,432
Paul F. Nezi                                   --              --        21,700/73,400       $  329,569/$1,013,513
William P. Bracciodieta, M.D.                  --              --             0/30,000                  0/$234,375

---------
(1) There were no stock appreciation rights granted or exercised in 1998.

(2) Based on the December 31, 1998 market price of $37.3125 per share for the Company's Common Stock minus the exercise price of the unexercised stock options held at that time.


LONG-TERM INCENTIVE PLAN

     The Long-Term Incentive Plan Table below provides information concerning estimated award ranges for the plan initiated in 1998 based on the performance period January 1, 1998 through December 31, 2000. Trigon BCBS's Long-Term Incentive Plan is based on three-year overlapping performance cycles.


          LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR (1)


                                                                                 ESTIMATED FUTURE PAYOUTS
                                                       PERFORMANCE OR       UNDER NON-STOCK PRICE BASED PLAN(2)
                                      NUMBER OF         OTHER PERIOD     -----------------------------------------
                                      UNITS OR        UNTIL MATURATION     THRESHOLD       TARGET        MAXIMUM
NAME                               OTHER RIGHTS #        OR PAYOUT            ($)            ($)           ($)
-------------------------------   ----------------   -----------------   ------------   ------------   -----------
Norwood H. Davis, Jr.                   N/A              1998-2000         $136,500       $273,000      $546,000
Thomas G. Snead, Jr.                    N/A              1998-2000           56,875        113,750       227,500
James W. Copley, Jr.                    N/A                 N/A               N/A            N/A            N/A
Paul F. Nezi                            N/A              1998-2000           31,250         62,500       125,000
William P. Bracciodieta, M.D.           N/A              1998-2000           25,088         50,175       100,350


---------
(1) Strategic performance objectives are set in advance of the three-year period and are measured at the end of the period. The current performance objectives focus on the Company's consolidated operating margin and the Company's commercial medical loss ratio as compared to the loss ratio of a peer group of companies for the third year of the three-year period. The awards are paid in a single lump sum at the end of three years depending on the achievement of specified performance measures. Each three-year cycle provides target awards between 10% and 40% of a participant's salary. Each objective will have a performance range and potential payout from Threshold to Maximum.

(2) In December 1997, the Board of Directors adopted stock ownership guidelines for senior executives and modified the Long-Term Incentive Plan to provide for a transition from cash awards to restricted stock awards. For award cycles ending in 1998 through 2002, the LTIP awards, if any, will be paid 50% in cash and 50% in restricted stock. To assist in the transition, the stock portions of the awards for 1998 and 1999 will automatically be increased by 30%. For all plan years, participants may voluntarily elect to receive any eligible cash award in shares of restricted stock, in which case the award will be increased by 30%. For cycles ending in 2003 and beyond, and until the participant achieves his or her target level of stock ownership, the participant must receive 100% of his or her award in restricted stock. Once the participant achieves his or her targeted level of stock ownership, regardless of the existing plan cycle, he or she may elect to receive the entire award in cash or in restricted stock. Participants electing to receive the entire award in restricted stock, will receive a 30% increase in his or her award. The stock ownership guidelines are designed to encourage individuals to achieve a targeted level of stock ownership. Accordingly, ownership targets are achieved when the market value of the stock owned by a participant is equal to a set multiple of the participant's salary. The guideline multiples are as follows:
  Chairman and Chief Executive Officer, 5 times salary; President and Chief Operating Officer, 3 times salary; and other officers, from 2 times salary to .75 times salary, depending upon position. Awards of restricted stock will vest one-third each year beginning one year after the award is made.
  The number of shares of restricted stock awarded will be determined by the market price of the stock on the date the award is made.


RETIREMENT PLAN

     Trigon sponsors a non-contributory retirement program (the "Retirement Plan") for certain employees that is qualified under Internal Revenue Code
Section 401(a) and subject to ERISA. Trigon also sponsors a Supplemental Executive Retirement Plan, which provides additional benefits, payable out of general Trigon assets to certain employees. The benefits are equal to the benefits these employees cannot receive under the qualified Retirement Plan because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees.

     Until October 1, 1998, annual benefit under the Retirement Plan at normal retirement age (age 65) was determined under a defined benefit formula based on final average compensation and years of service. The defined benefit was equal to 60% of the average of the participant's highest five consecutive years of covered compensation during the last ten years, minus 50% of the participant's primary social security benefit, all multiplied by years of credited service (up to a maximum of 30 years) and divided by 30.

     Effective October 1, 1998, the Retirement Plan was converted into a cash balance plan. Under the cash balance plan, each participant has an account, for record keeping purposes only, to which credits are allocated, and a participant's retirement benefit is based on the balance in the participant's account at retirement. For participants in the Retirement Plan as of September 30, 1998, their initial account balance is the actuarial equivalent of their accrued benefit under the defined benefit formula as of September 30, 1998. For participants who join the plan after September 30, 1998, their initial account balance is zero. Each participant's account is also credited with quarterly pay credits and quarterly interest credits. The quarterly pay credits are a percentage of the participant's compensation for the quarter. The percentage is determined by the sum of the participant's age and years of service according to the following table.


 SUM OF AGE AND YEARS OF SERVICE     PERCENTAGE OF COMPENSATION
---------------------------------   ---------------------------
           Less than 40                           3%
             40 to 49                             4%
             50 to 59                             5%
             60 to 69                             6%
             70 to 79                             8%
            80 or more                           10%

     Each participant's account balance is also increased each quarter by quarterly interest credits. The interest rate for each quarter is 25% of the average yield on 30-year treasuries for the second month preceding the quarter for which interest is credited.

     Any participant who as of October 1, 1998 was at least 50 years old and had at least five years of service is eligible for a special transition benefit. Mr. Davis is the only Named Executive Officer who is eligible for the transition benefit. Under the transition benefit, if Mr. Davis retires before October 1, 2003, he will be entitled to a retirement benefit computed under the pre-October 1, 1998 defined benefit formula. If Mr. Davis has not retired by October 1, 2003 and the actuarial equivalent of his accrued benefit as of that date under the defined benefit formula is higher than his account balance, then his account balance will be increased to the higher amount.

     The covered compensation under the Retirement Plan and Supplemental Executive Retirement Plan includes salary and annual and long term bonuses paid during the year, deferred compensation, Employees' Thrift Plan deferrals (including deferrals under the 401(k) Restoration Plan), and amounts excluded from income under ss. 125 of the Internal Revenue Code. For 1998, the covered compensation under the retirement plans for each of the Named Executive Officers was: Mr. Davis, $1,579,330; Mr. Snead, $561,295; Mr. Copley, $498,210;
Mr. Nezi, $525,000; and Dr. Bracciodieta, $198,670.

     The estimated annual benefit payable at normal retirement (age 65) under the Retirement Plan and the Supplemental Executive Retirement Plan to each of the Named Executive Officers is: Mr. Davis, $1,233,081; Mr. Snead, $337,570; Mr. Copley, $406,929; Mr. Nezi, $117,905; and Dr. Bracciodieta, $26,309. These estimated benefits assume that the covered compensation of each individual for 1998 increases at 4% a year until normal retirement at age 65 and that the interest rate credits under the cash balance formula are at the rate of 6.5% per year.


DEFERRED COMPENSATION

     The Company offers a non-qualified deferred compensation plan to all Board members and officers of Trigon BCBS at or above the level of Vice President. Interest credited to plan participants is funded through Trigon BCBS-owned life insurance. The plan is called the Limited Fixed Return Plan. Interest rates are guaranteed in four-year increments and are initially set at the dividend reinvestment rate specified by the life insurance carrier. Those electing to defer may begin receiving benefit payouts no sooner than age 55. As of December 31, 1998, 23 officers have deferred a balance of $1,180,147. Interest credited in 1998 to the various participants equaled $97,459. As of December 31, 1998, six directors and four past directors have deferred a balance of $1,875,848, and interest credited to the various participants in 1998 equaled $155,492.

     The Directors Plan allows each eligible director to elect in advance to receive all or a part of his or her director's fees in the form of Common Stock. The number of shares earned is the amount of the fees divided by the fair market value of the Common Stock on the last trading day of each calendar quarter. If a director elects to receive 100% of his or her annual fees as Common Stock, the director also receives additional Common Stock equal to 30% of the fees. In 1998, every eligible director elected to receive 100% of his or her Board fees in the form of Common Stock.

     Mr. Davis also has a separate defined salary deferral plan established in 1989, which permitted salary deferrals from 1990 through 1995. A total of $43,000 of his compensation has been deferred. Amounts deferred are invested by Trigon BCBS in investments selected by a Trigon BCBS-appointed investment manager. Mr. Davis bears all risk of gain or loss with respect to the investments made. Distribution of plan assets will be upon termination of employment.


EMPLOYMENT AGREEMENTS

     Norwood H. Davis, Jr., Chairman of the Board of the Company and Chairman of the Board and Chief Executive Officer of Trigon BCBS, is party to an employment agreement with Trigon BCBS. Under Mr. Davis's agreement, his employment is at will and he may resign at any time. Also, Trigon BCBS may discharge Mr. Davis at any time, with or without cause. Mr. Davis is entitled to receive an annual base salary of an amount determined by the Board which can be adjusted upward each year as determined by the Board. He is also eligible for an award of incentive compensation each year. While employed by Trigon BCBS, Mr. Davis is entitled to benefits offered to all executives. In addition, Trigon BCBS will provide an automobile allowance, tax and financial planning services and reimbursement for other business expenses. Also, if Mr. Davis becomes disabled and is entitled to receive benefits under the Long-Term Disability Program, Trigon BCBS will make supplemental monthly payments so that the entire benefit is equal to 60% of his base salary. Under this agreement, Mr. Davis agrees not to compete as an equity owner or employee with Trigon BCBS or its affiliates for four years after his resignation or his termination with cause. The agreement also provides that upon termination of Mr. Davis's employment for any reason, Mr. Davis is entitled to receive a severance payment equal to four times the highest annual cash compensation received by him during the three calendar years preceding the termination of his employment.

     The employment agreement also sets forth an enhanced retirement benefit for Mr. Davis. Under the enhanced benefit, Trigon BCBS agrees to pay Mr. Davis an amount equal to the difference between (i) the benefit Mr. Davis would receive under the Retirement Plan and the Supplemental Executive Retirement Plan if Mr. Davis had remained in the employ of Trigon BCBS receiving credited service until age 65 (3/10/2005) (assuming continued annual compensation at a rate equal to his highest annual compensation during the three calendar years immediately preceding retirement) and (ii) the benefit Mr. Davis actually receives under the Retirement Plan and Supplemental Executive Retirement Plan. If retirement occurs at or after age 61 (3/10/2001), 100% of the enhanced benefit is payable. If retirement occurs between ages 60 and 61, 96% of the difference between the enhanced and basic benefit is payable, and if retirement occurs between ages 59 and 60, 92% of the difference between the enhanced and basic benefit is payable.

     Mr. Davis's agreement also provides for a gross-up payment to be made, if necessary, to eliminate the effects of the imposition of the excise tax under ss. 4999 of the Internal Revenue Code on payments made to Mr. Davis and to eliminate the effects of income and excise taxes on such gross-up payment.

     Trigon BCBS also maintains at-will employment agreements with each of the Named Executive Officers other than Mr. Davis. The employment agreement with Mr. Snead provides that upon resignation or termination of employment for any reason other than cause, the executive is entitled to receive a severance payment equal to 12 months' salary. The employment agreements with Messrs. Copley, Nezi and Bracciodieta provide for a severance payment equal to 12 months' salary if they are discharged for any reason other than cause. Each agreement also contains non-competition provisions pursuant to which the executive agrees that for a period of one year following the termination of his employment with Trigon BCBS, he will not become an officer, director, employee or 10% shareholder of an entity competing with Trigon BCBS or its affiliates at the time of such termination or employ any employee of Trigon BCBS or its affiliates.

     The employment agreement between Trigon BCBS and Mr. Nezi, entered into on September 11, 1996, entitled him to an employment bonus of $250,000, which was paid in installments in 1996 and 1997, but which must be repaid in part if he resigns before the end of 1999.

     Mr. Copley, who serves as Chief Investment Officer of the Company, also has an agreement with the Company under which he is eligible to receive an incentive bonus each year if certain investment performance goals are met with respect to the Trigon investment portfolio. For 1998, the incentive bonus was based on a formula tied to (i) the amount by which the percentage total return earned on the investment portfolio exceeded the total return benchmark for the portfolio and (ii) the amount by which investment income earned on the portfolio exceeded the investment income budgeted in Trigon's 1998 Plan. For 1998, Mr. Copley earned an incentive bonus of $425,148, which is included in the annual bonus column of the compensation table.


SEVERANCE AGREEMENTS

     Trigon BCBS and each Named Executive Officer have entered into employment agreements, discussed above, which contain severance agreements. Trigon BCBS and each Named Executive Officer (other than Mr. Davis) have also entered into Executive Continuity Agreements, which replace the Named Executive Officers' severance agreements if the executive loses his job as the result of a change of control. A change of control is defined as (i) the acquisition of 20% or more of the Company's Common Stock or voting power by a person or group, (ii) a change in the majority of the Board of Directors, (iii) approval by Company shareholders of a reorganization, merger or consolidation if, after such transaction, the persons who had beneficial ownership of the Common Stock and voting power of the Company before such transaction will not have beneficial ownership of at least 50% of the Common Stock and voting power of the Company after the transaction, (iv) a liquidation or dissolution or sale of all or substantially all of the assets of the Company or (v) the sale by the Company of 50% or more of the Common Stock.

     The Executive Continuity Agreements are intended to provide greater employment security to key executives and to assure shareholders that the business of the Company will continue with a minimum of disruption if such a change of control occurs. Accordingly, the Agreements provide for salary and benefit continuation upon termination of the executive's employment within three months before or within three years after a change of control of the Company. The salary continuation entitles the executive to a sum equal to the greater of either two (in the cases of Dr. Bracciodieta and Mr. Nezi) or three (in the cases of Messrs. Snead and Copley) times the highest amount of compensation received by the executive during any one of the three full calendar years ended immediately before the executive's employment terminates or 155% of the executive's annual base salary for the year in which the executive's employment terminates. The benefit continuation entitles the executive and his dependents to continued coverage, for a period of two (in the cases of Dr. Bracciodieta and Mr. Nezi) or three (in the cases of Messrs. Snead and Copley) years following such termination, under all welfare plans in which they participated immediately before the executive's employment terminates. The agreements also provide qualifying executives with certain supplemental retirement benefits. In addition, upon a change of control of the Company, each executive is entitled to receive a payment under the Company's Annual Incentive Plan and Long-Term Incentive Plan, computed as if the Company and the executive had achieved the target level of performance under each plan.

     Each Executive Continuity Agreement provides for a gross-up payment to be made to the executive, if necessary, to eliminate the effects of the imposition of the excise tax under ss. 4999 of the Internal Revenue Code on payments made to the executives and to eliminate the effects of income and excise taxes on such gross-up payment.


                  REPORT OF THE HUMAN RESOURCES, COMPENSATION
                        AND EMPLOYEE BENEFITS COMMITTEE

     The Human Resources, Compensation and Employee Benefits Committee of the Board of Directors (the "Committee") reviews and approves, subject to Board ratification in certain cases, actions regarding the executive compensation programs of the Company and its subsidiaries. The Committee is composed entirely of outside directors.

     The purpose of the Company's compensation program is to attract, motivate and retain the executive management necessary to enhance profitability of the Company and increase shareholder value. The philosophy underlying the Company's executive compensation program is to create:

      -- a competitive total compensation level that appropriately rewards both short and long-term success; and

      -- variable pay opportunities that subject a significant portion of the executive's total compensation to performance risk.

     The goal is a compensation program that results in total compensation generally at the median for the competitive market when the Company's performance is at the desired level as compared with its competitors and above or below market levels when performance varies.

     The Company's executive compensation program is currently composed of four basic elements: base salary, an annual cash incentive program, a long-term cash incentive program and a stock incentive plan. The Company requires executive stock ownership as a means to link management interests and shareholder interests.

     BASE SALARY -- Base salaries are targeted at the average of the competitive market, consisting of national managed care companies, national insurance companies and local financial institutions. The base salary compensation of senior officers of the Company and its subsidiaries is reviewed by the Committee every 12 months and any changes must be approved by the Committee.

     ANNUAL MANAGEMENT INCENTIVE -- Trigon BCBS's annual cash incentive program is based on yearly performance objectives. Program participants include executives and key management employees. The Chief Executive Officer recommends the amount of potential awards and the targeted performance goals for participants. For each performance objective, a performance range and potential payout from "Threshold" to "Maximum" is determined. The Committee reviews and approves objectives, performance targets and potential payouts for all senior officers. The Board of Directors ratifies the objectives, targets and potential payouts for the Chief Executive Officer. After the end of the fiscal year, the Committee measures the Company's performance against the objectives and certifies the amount of payment, if any. For 1998, the annual management incentive for the Chief Executive Officer and most other executive officers was based exclusively on the amount of the Company's earnings per share (exclusive of realized capital gains). For 1998, each participant's award contained a minimum earnings per share level that had to be reached before any annual payments would be made. The target award opportunities represented between 11% and 60% of a participant's salary, and the maximum award opportunities represented between 22% and 120% of a participant's salary. For 1998, the Company's earnings per share reached $1.71, which was the level for payment of maximum annual incentives.

     LONG-TERM MANAGEMENT INCENTIVE -- The Trigon BCBS long-term cash management incentive program is based on the achievement of three-year strategic performance objectives. Most officers, including all of the Named Executive Officers except Mr. Copley, participate in the program. The program provides incentives based on rolling three-year performance periods. Company performance measures are set at the beginning of the three-year period and are measured at the end of the period. The awards are paid in a single lump sum at the end of the period, based on the degree of achievement of the specified performance goals. The three-year performance periods ending in 1998 and 1999 measure average annual growth in consolidated operating income and the Company's commercial medical loss ratio versus the Company's peer group for the third year of the performance cycle. The three-year performance period ending in 2000 measures consolidated operating income margin and the Company's commercial medical loss ratio versus the Company's peer group for the third year of the performance cycle. Each three-year cycle provides target awards between 10% and 40% of a participant's salary, and maximum awards between 20% and 80% of a participant's salary. A performance range and potential payout from "Threshold" to "Maximum" is established by the Committee for each cycle. The Committee reviews and approves objectives, performance targets and potential payouts for all senior officers. The Board of Directors ratifies the objectives, targets and earned payouts for the Chief Executive Officer. After the end of the three-year cycle, the Committee measures the Company's performance against the objectives and certifies the amount of payment, if any. Awards under the 1996-1998 performance cycle for Named Executive Officers are included in the Summary Compensation Table. In 1998, the executive officers participating in the program earned the maximum award for the 1996-1998 cycle.

     The Committee believes that the interests of senior management are more closely aligned with the interests of the shareholders if senior management has a significant investment in the Company. In December 1997, the Board of Directors adopted stock ownership guidelines that require senior management to own stock in the Company with a market value that is a multiple of base salary. The guidelines, which must be reached within seven years, are Chairman and Chief Executive

Officer, 5 times salary; President and Chief Operating Officer, 3 times salary; and certain other officers, from 2 times salary to .75 times salary, depending upon position. To facilitate the acquisition of shares by senior management, the Board of Directors modified the Long-Term Incentive Plan to provide that from 1998 through 2002, at least 50% of the LTIP awards, if any, will be paid in restricted stock and that under certain circumstances, the awards of restricted stock will be increased by 30%. See "Compensation of Executive Officers -- Long-Term Incentive Plan."

     STOCK INCENTIVE PLAN -- The shareholders of the Company approved the 1997 Stock Incentive Plan on April 16, 1997. Under the 1997 Stock Incentive Plan, employees, including management, receive equity-based compensation as incentive to focus on enhancements to shareholder value. Under the Plan, certain incentive awards, including performance awards, restricted stock, performance stock, options and stock appreciation rights, may be awarded based upon annual performance objectives, which are established by the Committee. In 1998, the stock-based compensation awarded under the Stock Incentive Plan was in the form of nonstatutory stock options, all of which were awarded at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, and shares of restricted stock. All of the officers of the Company were awarded stock options on January 2, 1998, except Dr. Bracciodieta, who received his award on April 29, 1998. The Committee considered a number of factors in determining the number of options to be awarded to particular executives, including the executive's salary level, the ability of the executive to affect the net income of the Company and the level of stock options awarded to comparable executives at companies that compete with the Company.

     CHIEF EXECUTIVE OFFICER -- The Company's Chief Executive Officer, Norwood
H. Davis, Jr., participates in each of the compensation programs available to executives. Other aspects of Mr. Davis's compensation are described under " -- Employment Agreements." The Chief Executive Officer's base salary is based on the same market criteria used for other senior officers and is ratified by the Board of Directors. Mr. Davis's base salary for 1998 was slightly above the median of the peer group of managed care companies. In 1998, the Chief Executive Officer earned the maximum annual incentive compensation award and the maximum long-term incentive compensation award for the 1996-1998 cycle.

     INTERNAL REVENUE CODE SECTION 162(M) COMPLIANCE -- The Company's pay philosophy is to make a large percentage of potential total compensation for executives performance-focused. In support of this compensation philosophy, executives can be rewarded at or above market levels when the Company performs above expectations. Section 162(m) of the Internal Revenue Code provides generally that compensation paid to the Named Executive Officers in excess of $1 million is deductible only if paid pursuant to qualifying performance-based compensation plans approved by shareholders. The 1997 Stock Incentive Plan allows the use of short and long-term cash compensation and stock compensation that qualifies as performance-based compensation under Section 162(m). Under the 1997 Stock Incentive Plan, all compensation paid is deductible for federal income tax purposes. The Committee intends to continue to maximize the effectiveness of the Company's compensation programs and preserve tax deductibility to the extent consistent with the best interests of the Company and its shareholders.

     This report is submitted by the Human Resources, Compensation and Employee Benefits Committee of the Company's Board of Directors.

                                    Jackie M. Ward, Chairperson
                                    William R. Harvey, Ph.D.
                                    Hubert R. Stallard
                                    Lenox D. Baker, Jr., M.D.
                                    William N. Powell

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return on the published Standard & Poor's 500 Stock Index and a managed care industry-based peer group for the period commencing January 31, 1997 and ending December 31, 1998. The peer group is based upon the Morgan Stanley Health Care Payor Index. The following is a list of the companies included in the index and their respective weighting within the index: Coventry Corp. (11.245%), Oxford Health Plan Inc. (10.117%), United Healthcare Corp. (9.577%), Cigna Corp. (8.457%), First Health Group (8.219%), Pacificare Health-B (7.964%), Humana, Inc. (7.889%), Aetna Inc. (7.696%), Wellpoint Health Networks, Inc. (7.457%), Foundation Health (7.207%), Mid-Atlantic Medical (6.579%), and the Company (7.791%). The graph assumes an investment of $100 in the Company's Common Stock and each of the indices at the market close on January 31, 1997, the date the Company's Common Stock began trading on the New York Stock Exchange, and the reinvestment of all dividends. Historic stock price performance is not indicative of future stock price performance.

       [A PERFORMANCE GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS:]

                           1/31/97    6/30/97    12/31/97   6/30/98   12/31/98

Trigon                       $100      $187        $201      $278      $287

S&P 500 Index                $100      $113        $124      $145      $157

Morgan Stanley Health
 Care Payor Index            $100      $128        $108      $135      $115

                          ITEM TWO -- RATIFICATION OF
                       SELECTION OF INDEPENDENT AUDITORS

     The Board, upon the recommendation of its Audit Committee, has selected KPMG LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year 1999 and is submitting this matter to shareholders for their ratification. KPMG LLP has served as the independent auditors of Trigon BCBS and its predecessors since 1971. If shareholders do not ratify the selection of KPMG LLP, other independent auditors will be considered. One or more partners of the firm of KPMG LLP will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions that may be asked by shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS TO EXAMINE AND REPORT UPON THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS CONSOLIDATED SUBSIDIARIES FOR THE YEAR 1999.


                         ITEM THREE -- OTHER BUSINESS

     If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper. At this time, the Company does not know of any other business that will be presented at the meeting.


                  PROPOSALS BY SHAREHOLDERS FOR PRESENTATION
                           AT THE 2000 ANNUAL MEETING

     Proposals that any shareholder desires to have included in the proxy statement for the 2000 Annual Meeting of Shareholders must be received by the Company no later than November 30, 1999. If the Company does not receive notice at its principal offices on or before February 13, 2000 of a shareholder proposal for consideration at the 2000 Annual Meeting of Shareholders, the proxies named by the Company's Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

     Section 1.3 of the Company's Bylaws provides that, in addition to other applicable requirements, for business which a shareholder has not sought to have included in the Company's proxy statement for an annual meeting to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. To be timely, a shareholder's notice must be given, either by personal delivery to the Secretary or an Assistant Secretary of the Company at the principal office of the Company, or by first class United States mail, with postage prepaid, addressed to the Secretary of the Company at the principal office of the Company. Any such notice must be received (i) on or after the first day of February and before the first day of March of the year in which the meeting will be held, if clause (ii) is not applicable, or (ii) not less than 60 days before the date of the meeting if the date of such meeting, as prescribed in the Company's Bylaws, has been changed by more than 30 days. Each such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder proposing business, (ii) the class and number of shares of stock of the Company beneficially owned by such shareholder, (iii) a representation that such shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business, and (v) any interest which the shareholder may have in such business. Any such proposal must also meet the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY ANY SHAREHOLDER AFTER MARCH 31, 1999, FREE OF CHARGE, UPON WRITTEN REQUEST TO THE COMPANY'S OFFICE OF INVESTOR RELATIONS, TRIGON HEALTHCARE, INC., P.O. BOX 27401, RICHMOND, VIRGINIA 23279, OR BY CALLING (804) 354-3224.

                                    By Order of the Board of Directors



                                    /s/ J. CHRISTOPHER WILTSHIRE
                                       -------------------------------------
                                    J. Christopher Wiltshire, Secretary

March 29, 1999

                                 [TRIGON LOGO]

                            Trigon Healthcare, Inc.

                         ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 28, 1999 AT 9:00 AM
                             2015 STAPLES MILL ROAD
                            RICHMOND, VIRGINIA 23230



                                  DIRECTIONS:

Arriving from the East on I-64                                Arriving from the North on I-95
from Williamsburg, VA Beach, etc.                             from Fredericksburg, Washington, D.C.
DO NOT TAKE I-295 NORTH I-95 exit                             DO NOT TAKE I-295 TO I-64 West exit
FOLLOW I-64 WEST RICHMOND                                     FOLLOW I-95 SOUTH RICHMOND
 1. Take I-64 West to I-95/I-64 Interchange.                   1. Take I-95 South to I-64 West, exit 79.
 2. Take I-64 West again exit 79 off of I-95 North.            2. Take Staples Mill Road exit 185 off of I-64 West
 3. Take Staples Mill Road exit 185 off of I-64 West              and follow signs to Route 33 East.
    and follow signs to Route 33 East.                         3. Go 1/2 mile on Staples Mill Road to Trigon
 4. Go 1/2 mile on Staples Mill Road to Trigon                    Headquarters on your left.
    Headquarters on your left.

Arriving from the South on I-95                               Arriving from the West on I-64
from Petersburg, North Carolina, etc.                         from Charlottesville, etc.
 1. Take I-95 North to I-64 West.                             DO NOT TAKE I-295 to North I-95 exit
 2. Take Staples Mill Road exit 185 off of I-64 West          Take I-64 EAST RICHMOND
    and follow signs to Route 33 East.                        1. Take I-64 East to the Staples Mill Road exit 185B
 3. Go 1/2 mile on Staples Mill Road to Trigon                   and follow signs to Route 33 East.
    Headquarters on your left.                                2. Go 1/2 mile on Staples Mill Road to Trigon
                                                                 Headquarters on your left.

--------------------------------------------------------------------------------

                            TRIGON HEALTHCARE, INC.

                         PROXY/VOTING INSTRUCTION CARD

         This proxy is solicited on behalf of the Board of Directors of Trigon Healthcare, Inc. for the Annual Meeting on April 28, 1999.

     The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 26, 1999, appoints Ronald M. Nash and J. Christopher Wiltshire, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Trigon Healthcare, Inc. Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 28, 1999 and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and in the proxies' discretion on any other matters coming before the meeting.

Comments: _________________________          Address for proxy only.

___________________________________          TRIGON HEALTHCARE, INC.
                                             C/O THE BANK OF NEW YORK
___________________________________          P.O. BOX 11117
                                             NEW YORK, N.Y. 10203-0117
___________________________________
If you have written in the above space,
please mark the comments notification
box on the reverse side.

          (Continued, and to be signed and dated, on the reverse side.)

                             YOUR VOTE IS IMPORTANT
                               VOTE BY TELEPHONE
                         24 HOURS A DAY, 7 DAYS A WEEK

Dear Trigon Healthcare, Inc. Shareholder(s):

This year we offer you the convenience of telephone voting. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

           TELEPHONE                                         MAIL
        1-800-480-4778

Use any touch-tone telephone to vote         Mark, sign and date your proxy card
your proxy. Have your proxy card in          and return it in the postage-paid
hand when you call. You will be              envelope we have provided.
prompted to enter your control number,
located in the box below, and then
follow the simple directions.

Your telephone vote authorizes the           If you have submitted your proxy by
named proxies to vote your shares in         telephone there is no need for you
the same manner as if you marked, signed     to mail back your proxy.
and returned the proxy card.





CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE TO VOTE
   THERE IS NO CHARGE TO YOU FOR THIS CALL

              1-800-480-4778                           CONTROL NUMBER FOR
                                                        TELEPHONE VOTING


           DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE
--------------------------------------------------------------------------------

The Board of Directors recommends a vote "FOR" items 1 and 2.

1. Election of Directors      FOR all nominees         WITHHOLD AUTHORITY to vote           *EXCEPTIONS
                              listed below  [ ]        for all nominees listed below [ ]                 [ ]

Nominees: 01-Norwood H. Davis, Jr., 02-Robert M. Freeman, 03-Jackie M. Ward,
          04-Stirling L. Williamson, Jr., 05-Thomas G. Snead, Jr., 06-James K. Candler

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions ____________________________________________________________________

2. Ratification of the selection of KPMG LLP as the                        3. In their discretion, the proxies are authorized to
   independent auditors of Trigon Healthcare, Inc. for 1999.                  vote upon such other business as may properly come
                                                                              before the meeting and any adjournments thereof.
   FOR  [ ]     AGAINST  [ ]   ABSTAIN  [ ]

Any proxy or proxies previously given for the meeting are revoked.                        Change of Address and/
                                                                                          or Comments Mark Here    [ ]

                                                                             Please sign exactly as name or names appear on this
                                                                             proxy. When signing as attorney, executor,
                                                                             administrator, trustee, custodian, guardian or
                                                                             corporate officer, give full title. If more than one
                                                                             trustee, all should sign. If executed by a corporation
                                                                             this proxy card should be signed by a duly elected
                                                                             officer.

                                                                             Dated: __________________________________, 19 ___
                                                                             ________________________________________________
                                                                                          Signature of Shareholder
                                                                             ________________________________________________
                                                                             Votes MUST be indicated
Mark, Sign, Date and Return this Proxy Card Promptly Using The Enclosed      (x) in black or blue ink.             [X]
Envelope